Exhibit (a)(17)

To:	Eligible Employees in Japan

From:	Credit Suisse Group

Subject:	Option Reduction Plan - Japan Update

Date:	August 27, 2003

We are pleased to inform you that the Kanto Local Finance Bureau has confirmed that the Securities Registration Statement filed by Credit Suisse Group (“CSG”) on August 18, 2003 has been declared effective as of August 26, 2003. Therefore, under the CSG Option Reduction Program (the “Program”) announced on August 6, 2003, you will now be entitled to exchange, on a grant-by-grant basis, all of your outstanding vested options to purchase CSG shares originally granted under the eligible plans on or after December 31, 1999, with an exercise price equal to or greater than CHF 60, for your choice of: (1) new options; (2) phantom shares; or (3) a 50/50 combination thereof, as described in the Offer to Exchange (the “Offer to Exchange”), dated August 6, 2003, which was previously distributed to you. Outstanding vested options to purchase CSG shares originally granted under the eligible plans on or after December 31, 1999, with an exercise price equal to or greater than CHF 30 or less than CHF 60, will continue to be exchangeable only for phantom shares.

You should have received a revised electronic acceptance form in an email on August 19, 2003, which included your modified choices.

In our email dated August 19, 2003, you were informed that in the event that the Securities Registration Statement was not declared effective any election for new options (or a 50/50 combination of new options and phantom shares) would be deemed to be an election for all phantom shares; this is no longer the case and an election for new options will be treated as such.

Please note that the offer will now expire at 12:00 midnight (extended from 5 p.m.), New York City time, on September 9, 2003, after which time you will no longer be able to tender your eligible options, unless the offer is extended. You may cancel or modify your election at any time prior to the expiration of the offer.

If you have any questions in connection with the Program, please contact the following individuals or any of the individuals listed on Schedule B of the Offer to Exchange:

Ian Love + 65 6212 3805
Patrick Kerrigan + 65 6212 3808

In connection with the exchange offer, Credit Suisse Group (“CSG”) filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the Securities and Exchange Commission (the “SEC”) on August 6, 2003. Holders of CSG options are strongly advised to read the Schedule TO and any amendments thereto, the Offer to Exchange which holders of CSG options have received and which is also attached to the Schedule TO as Exhibit (a)(1), and other documents related to the exchange offer which may be filed with the SEC when they become available, because all of these documents contain important information. Holders of CSG options may obtain these documents for free, when available, at the SEC’s website at www.sec.gov or from CSG’s Human Resources Department.

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Cautionary Statement Regarding Forward-looking Information

This communication contains statements that constitute forward-looking statements. In addition, in the future we, and others on our behalf, may make statements that constitute forward-looking statements. Such forward-looking statements may include, without limitation, statements relating to our plans, objectives or goals; our future economic performance or prospects; the potential effect on our future performance of certain contingencies; and assumptions underlying any such statements. Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other outcomes described or implied in forward-looking statements will not be achieved. We caution you that a number of important factors could cause results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include (i) market and interest rate fluctuations; (ii) the strength of the global economy in general and the strength of the economies of the countries in which we conduct our operations in particular; (iii) the ability of counterparties to meet their obligations to us; (iv) the effects of, and changes in, fiscal, monetary, trade and tax policies, and currency fluctuations; (v) political and social developments, including war, civil unrest or terrorist activity; (vi) the possibility of foreign exchange controls, expropriation, nationalization or confiscation of assets in countries in which we conduct our operations; (vii) the ability to maintain sufficient liquidity and access capital markets; (viii) operational factors such as systems failure, human error, or the failure to properly implement procedures; (ix) actions taken by regulators with respect to our business and practices in one or more of the countries in which we conduct our operations; (x) the effects of changes in laws, regulations or accounting policies or practices; (xi) competition in geographic and business areas in which we conduct our operations; (xii) the ability to retain and recruit qualified personnel; (xiii) the ability to maintain our reputation and promote our brands; (xiv) the ability to increase market share and control expenses; (xv) technological changes; (xvi) the timely development and acceptance of our new products and services and the perceived overall value of these products and services by users; (xvii) acquisitions, including the ability to integrate successfully acquired businesses; (xviii) the adverse resolution of litigation and other contingencies; and (xix) our success at managing the risks involved in the foregoing. We caution you that the foregoing list of important factors is not exclusive; when evaluating forward-looking statements, you should carefully consider the foregoing factors and other uncertainties and events, as well as the risks identified in our most recently filed Form 20-F and reports on Form 6-K furnished to the US Securities and Exchange Commission. CSG disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as may be required by applicable law.

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